Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 2015 Share Option Plan of RADA Electronic Industries Ltd. and related Prospectus for the registration of 3,000,000 of its ordinary shares and to the incorporation by reference therein of our report dated May 15, 2016, with respect to the consolidated financial statements of RADA Electronic Industries Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global
Haifa, Israel,
August 24, 2016